Exhibit 99.1

For:	Calavo Growers, Inc.

Contact:	Lee E. Cole Chairman, President and CEO (805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES

FISCAL 2014 FOURTH QUARTER AND FULL-YEAR RESULTS

———————————

Fourth Quarter Highlights Include:

•	Revenues Total $200.7 Million Versus $190.7 Million in Fiscal 2013 Final Quarter

•	Gross Margin Grows to $19.4 Million from $17.4 Million Last Year

•	RFG Business Segment Sales Climb 31 Percent

•	Net Income Excluding Non-Cash Contingent Consideration Expense (“Adjusted Quarterly Net Income”) rises to $6.6 Million from $6.0 Million Last Year; Net Loss Equals $0.2 Million

•	Diluted EPS Before Non-Cash Contingent Consideration Expense (“Adjusted Quarterly EPS”) Equals $0.38, Same as Last Year; Including Contingent Consideration Expense, Diluted EPS Totals $(0.01)

Full-Year Highlights Include:

•	Revenues Climb to $782.5 Million from $691.5 Million

•	Gross Margin Rises to $73.0 Million Versus $60.1 Million in Fiscal 2013

•	Net Income Excluding Gain from FreshRealm, LLC Deconsolidation and Non-Cash Contingent Consideration Expense (“Adjusted Annual Net Income”) Increases to $25.0 Million from $17.3 Million; Net Income Totals $0.1 Million

•	Diluted EPS Before Gain from FreshRealm, LLC Deconsolidation and Non-Cash Contingent Consideration Expense (“Adjusted Annual EPS”) Equals $1.45 Versus $1.11 Last Year; Including Amounts, Diluted EPS Totals $0.01

•	All Key Metrics, Including Adjusted Annual EPS, Reach New Historic Highs

Looking Forward:

•	Company Anticipates Record Revenue and EPS in 2015

•	RFG Business Segment Projects Revenue and Gross-Profit Growth of 20 Percent

•	Calavo Foods Business Segment Forecasts Double-Digit Revenue and Gross-Profit Increase

•	U.S. Avocado Consumption Anticipated to Expand 20 Percent to a Minimum Two Billion Pounds—Industry Forecast

SANTA PAULA, Calif. (Jan. 15, 2015)—Calavo Growers, Inc. (Nasdaq-GS: CVGW) today reported that fiscal 2014 fourth quarter Adjusted Quarterly Net Income rose from the

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Calavo Growers Announces Fiscal 2014 Fourth Quarter and Full-Year Results/2-2-2

corresponding Adjusted Quarterly Net Income last year on the strength of higher period revenues and gross margin. For the full year, the global avocado-industry leader and expanding provider of value-added fresh foods registered record operating results paced by strong performances in each of the company’s three principal business segments.

The company announced, as well, that it expects fiscal 2015 revenues and earnings per share to reach new record highs. Calavo said it anticipates current-year operating results to be driven by: 20 percent revenue and gross-profit growth in the Renaissance Food Group, LLC (RFG) business segment; double-digit increases in revenue and gross profit in its Calavo Foods business segment; and a 20 percent increase in total domestic avocado consumption to more than two billion pounds.

Calavo also will disclose today in a Form 8-K filing with the U.S. Securities and Exchange Commission that it will record a non-cash charge—which the company treats as amortization expense—totaling, over all periods, $88.9 million before tax ($54.0 million net of tax) related to a misstatement in its treatment of contingent consideration in its acquisition of RFG in June 2011. This non-cash misstatement in its historical financial statements relates to equity payments made to the sellers when RFG’s operating results exceeded defined thresholds. As previously reported, RFG’s results substantially exceeded all performance targets and, accordingly, its former owners received the maximum earn-out provided under the acquisition agreement, which was paid in cash and stock. The Company recorded contingent consideration expense related to the acquisition of RFG totaling $54.0 million for fiscal year 2014, as compared to $32.3 million in fiscal 2013, as well as $12.9 million for the fourth fiscal quarter of 2014, as compared to $18.8 million for the fourth fiscal quarter of 2013. There will be no further charges with respect to the RFG acquisition agreement. As point of note, under Calavo ownership RFG revenues have grown from a fiscal 2011 “run rate” of $94.1 million to $252.3 million for the fiscal year ended Oct. 31, 2014. In that same period, RFG EBITDA has risen from $2.6 million to $16.0 million.

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Calavo Growers Announces Fiscal 2014 Fourth Quarter and Full-Year Results/3-3-3

Initially, Calavo recorded the contingent consideration, which was settleable in common stock, as an equity instrument and, therefore, did not record expense based on the changes in fair value of the contingent consideration. The company now believes, however, that the contingent consideration should have been accounted for as a liability, requiring re-measurement to fair value and expense recognition, which Calavo is treating as amortization expense, at each reporting period subsequent to the acquisition. Further, all information related to the specifics of payments of the RFG earn-out payment has been accurately explained in all of our filings and all payments have been accurately settled.

Addressing the restatement, Chairman, President and Chief Executive Officer Lee E. Cole stated: “Let me underscore that the contingent consideration liability is a non-cash charge. It has no impact on Calavo’s cash position whatsoever. Further, the change does not alter either the company’s historical or current earnings before interest, taxes, depreciation and amortization (EBITDA) and has no impact on the company going forward. Furthermore, there will be no additional non-cash charges, as this transaction is now completed, and all details of the earn-out have been correctly outlined in all SEC filings over the last three-and-a-half years.”

Cole continued: “It is a unique accounting issue related to structuring the purchase with a large earn-out component. To that end, we believe that reporting adjusted annual and quarterly net income and adjusted per-share results for these related periods—exclusive of the earn-out-specific, non-cash charge as we are doing in this release—provide the most meaningful way to look at the profitability, underlying strength and on-going performance of Calavo’s businesses. Finally, it is important to reiterate that the success of the RFG transaction itself triggered this charge, and is a reflection of acquiring that business on risk-averse terms.”

For the three months ended Oct. 31, 2014, Adjusted Quarterly Net Income grew by 8.6 percent to $6.6 million, or $0.38 per diluted share, which compares with $6.0 million, equal to $0.38 per diluted share, in the final quarter last year. (Note: the company’s diluted number of shares increased by approximately 1.4 million shares and 0.7 million shares in the fourth quarter 2014 and 2013, respectively, related to the issuance of shares to complete the acquisition of RFG.) After giving effect to the non-cash contingent consideration expense, net loss in the most recent fourth quarter totaled $0.2 million, or ($0.01) per diluted share. Revenues rose to $200.7 million in the most recent fourth quarter, an increase of 5.3 percent from $190.7 million in the fiscal 2013 final quarter.

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Calavo Growers Announces Fiscal 2014 Fourth Quarter and Full-Year Results/4-4-4

Fourth-quarter gross margin expanded by 11.7 percent, or $2.0 million, to $19.4 million, or 9.7 percent of sales, from $17.4 million, or 9.1 percent of sales, in the year-earlier final quarter.

CEO Cole stated: “In sum, it was an outstanding final quarter and year for Calavo as measured by our formidable results from operations. Our company posted strong final-quarter results to cap a record-breaking fiscal 2014, during which all important metrics reached new historic highs. Of particular note, Calavo’s operating performance in the most-recent period reflects the beneficial impact of sourcing and marketing Mexico-grown avocados, which improved Fresh business segment gross margin and counterbalanced the cyclically smaller harvest of California fruit.”

The Calavo CEO continued: “We registered sharply improved gross margin in our Calavo Foods business segment—a result of favorable fruit and production costs, as well as significant year-over-year improvement in segment sales—which further contributed to the uptick in overall company gross margin.

“Finally, sales in the RFG business segment rose by more than 31 percent in the most-recent quarter. RFG continues to execute impressively—penetrating the retail grocery channel with its broad line of refrigerated fresh packaged goods. Its operating performance made significant incremental contribution to Calavo’s top and bottom lines during fiscal 2014.

“On the strength of Calavo’s record-breaking operating results, we were able to once again affirm management’s commitment to delivering the highest possible shareholder returns, increasing the annual cash dividend on our common stock by seven percent to $0.75 per share,” Cole said.

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Calavo Growers Announces Fiscal 2014 Fourth Quarter and Full-Year Results/5-5-5

In addition to the RFG contingent consideration expense, full-year results include a $12.6 million gain related to Calavo’s previously disclosed deconsolidation of its FreshRealm, LLC subsidiary last May. Adjusted Annual Net Income for the fiscal-year-

ended Oct. 31, 2014 equaled $25.0 million, or $1.45 per diluted share, an increase of 44 percent from $17.3 million, or $1.11 per diluted share, in fiscal 2013. Including the gain from the FreshRealm deconsolidation ($0.48 per share) and RFG contingent consideration expense ($1.44 per share), net income for fiscal 2014 totaled $0.1 million, equal to $0.01 per diluted share.

Revenues for the most-recent year rose 13.2 percent to $782.5 million, a new historic high, from $691.5 million in fiscal 2013, which was the previous record. Gross margin eclipsed last year’s high by climbing $12.9 million, or 21.5 percent, to reach $73.0 million, equal to 9.3 percent of sales, from $60.1 million, or 8.7 percent of sales in fiscal 2013.

Fourth quarter revenues in the Fresh business segment totaled $117.4 million. This compares with segment revenues of $125.2 million in the like quarter one year earlier. Fresh gross margin equaled $10.7 million, or 9.1 percent of segment sales, versus $11.1 million, or 8.9 percent of segment sales in the fiscal 2013 fourth quarter. The company packed 3.6 million total Fresh units in the most-recent quarter, which compares with about 3.8 million units a year ago. The modest decline in total units is attributable principally to the aforementioned smaller California avocado harvest and, to a lesser extent, slightly fewer papaya and pineapple units packed in the period. This dip in total Fresh units was offset by a 20-basis-point improvement in segment gross margin owing primarily to Mexico-grown avocados and papayas.

Calavo Foods business segment revenues in the most recent quarter rose 9.8 percent to $14.2 million from $12.9 million in the like fiscal 2013 quarter. Calavo Foods gross margin more than doubled to $2.8 million, equal to 19.4 percent of segment sales, from $1.3 million, or 10.2 percent of segment sales, one year ago. Margin gains in the business segment are directly attributable to: increased throughput resulting from higher sales to the retail grocery and foodservice channels, coupled with the beneficial avocado pricing and improved production management from the prior year, noted CEO Cole.

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Calavo Growers Announces Fiscal 2014 Fourth Quarter and Full-Year Results/6-6-6

RFG business segment revenues grew by 31.5 percent to $69.1 million from $52.6 million in the fourth quarter of fiscal 2013. RFG gross margin rose by nearly $1 million to $5.9 million, or 8.6 percent of segment sales, which compares with $5.0 million, or 9.5 percent of segment sales, in the corresponding quarter last year. Despite substantially higher RFG business segment revenues, gross margin in the most-recent period was adversely impacted mainly by higher raw material costs in the month of October.

Selling, general and administrative (SG&A) expense totaled $9.6 million, or 4.8 percent of revenues, in the most recent quarter. This compares with $9.5 million, or 5.0 percent of revenues, in the fiscal 2013 fourth quarter. SG&A as a percentage of gross margin equaled 49.2 percent in this year’s final quarter, versus 54.8 percent in the corresponding period last year.

Outlook

Calavo begins fiscal 2015 “with all indicators pointing affirmatively,” said Cole. “By all industry and company expectations, fresh avocado consumption is expected to resume its upward advance in the coming year after a ‘breather’ in 2014 from the dramatic growth of the past decade. According to industry forecasts, U.S. fresh avocado consumption, based on the all-source avocado availability from California, Mexico and South America, is on track to exceed two billion pounds in the current year.

“With our avocado market leadership—strong sourcing capabilities, sales and distribution expertise, and the vast breadth of resources Calavo brings to bear—we will be beneficiaries of the upward consumption trendline. The consistently large Mexico crop, an expected resurgent California avocado harvest, which adversely affected the all-source fruit supply last year and, most importantly, strong consumer demand, all point to a brightening picture for fiscal 2015.”

Cole continued: “Under Calavo ownership, RFG has achieved outstanding sales and profit growth. This fast-growth business unit has exceeded every performance target set for it, while expanding the company in a meaningful way into the refrigerated fresh packaged goods segment of the retail grocery channel—one of the industry’s fastest

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Calavo Growers Announces Fiscal 2014 Fourth Quarter and Full-Year Results/7-7-7

growing sectors. We believe this category remains poised for further growth and RFG is well positioned with a great portfolio of offerings, augmented by formidable product-development capabilities. Its ability to produce on-demand and strength in ‘just-in- time’ distribution have us optimistic about the future. Consequently, we expect RFG will continue to be a strong performer and project revenue and gross-profit growth in this business segment of 20 percent in fiscal 2015.

“Most significantly, RFG is a testament to this company’s ability to identify outstanding acquisition targets, complete transactions on competitive terms and then integrate and grow them within Calavo,” Cole stated.

With respect to Calavo Foods, Cole said that the unit’s operating performance “is trending strong,” with certain economies of scale and efficiencies resulting from sales growth, sound production management and beneficial raw ingredient costs. We are seeing fruit costs moderate and margins returning toward historical levels. Additionally, the 15 percent increase in segment revenues in fiscal 2014—with sales climbing in both the retail and foodservice categories—leave us confident about prospects for future growth, with revenue and gross profit pegged to expand by double digits in fiscal 2015.”

Finally, Cole stated that new initiatives, such as Calavo’s 50 percent investment in FreshRealm, offer growth potential “into related categories with considerable promise. FreshRealm brings an entirely new dimension to the distribution and consumption of fresh foods and, while it’s early in the game, we are looking forward to watching its progress in fiscal 2015,” he said.

“With the momentum of the company’s (adjusted) record-breaking fiscal 2014 squarely at Calavo’s back, we begin the current year in a very strong position. Calavo will continue to execute its focused strategic agenda and to employ our disciplined approach to operations that are the cornerstones of the company’s success. I look forward to another successful year in fiscal 2015 and anticipate reporting another record year in both revenue and EPS,” Cole concluded.

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Calavo Growers Announces Fiscal 2014 Fourth Quarter and Full-Year Results/8-8-8

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo’s wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s latest, filed Annual Report on Form 10-K. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

PRELIMINARY

	October 31,
	2014	2013
		Restated
Assets
Current assets:
Cash and cash equivalents	$6,744	$8,019
Accounts receivable, net of allowances of $3,248 (2014) and $1,697 (2013)	56,618	55,060
Inventories, net	30,975	28,673
Prepaid expenses and other current assets	16,326	10,757
Advances to suppliers	3,258	3,213
Income taxes receivable	35,434	15,735
Deferred income taxes	2,938	1,995

Total current assets	152,293	123,452
Property, plant, and equipment, net	57,122	52,649
Investment in Limoneira Company	44,355	45,531
Investment in unconsolidated entities	21,812	1,420
Deferred income taxes	11,782	—
Goodwill	18,262	18,262
Other assets	9,784	12,347

	$315,410	$253,661

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$6,661	$14,490
Trade accounts payable	15,065	11,699
Accrued expenses	25,577	36,797
Short-term borrowings	35,900	33,990
Dividend payable	12,970	11,004
Current portion of long-term obligations	5,099	5,258

Total current liabilities	101,272	113,238
Long-term liabilities:
Long-term obligations, less current portion	2,791	7,792
Deferred income taxes	—	6,194

Total long-term liabilities	2,791	13,986
Commitments and contingencies
Noncontrolling interest, Calavo Salsa Lisa	(209)	(57)
Total shareholders’ equity	211,556	126,494

	$315,410	$253,661

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

PRELIMINARY

	Three months ended October 31,		Year ended October 31,
	2014	2013	2014	2013
		Restated		Restated
Net sales	$200,749	$190,673	$782,510	$691,451
Cost of sales	181,326	173,287	709,475	631,327

Gross margin	19,423	17,386	73,035	60,124
Selling, general and administrative	9,560	9,530	36,344	33,447
Contingent Consideration	12,487	18,522	53,546	33,871

Operating income (loss)	(2,624)	(10,666)	(16,855)	(7,194)
Interest expense	(215)	(236)	(983)	(1,098)
Gain on deconsolidation of FreshRealm	—	—	12,622	—
Other income (expense), net	164	21	689	603

Income (loss) before provision for income taxes	(2,675)	(10,881)	(4,527)	(7,689)
Provision (benefit) for income taxes	(2,405)	(6,833)	(4,071)	(4,829)

Net income (loss)	(270)	(4,048)	(456)	(2,860)
Add: Net loss attributable to noncontrolling interest	62	402	568	889

Net income (loss) attributable to Calavo Growers, Inc.	$(208)	$(3,646)	$112	$(1,971)

Calavo Growers, Inc.’s net income (loss) per share:
Basic	$(0.01)	$(0.24)	$0.01	$(0.13)

Diluted	$(0.01)	$(0.24)	$0.01	$(0.13)

Calavo Growers, Inc.’s shares used in per share computation:
Basic	15,815	15,030	15,765	14,856

Diluted	15,815	15,030	17,220	14,856

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Three months ended October 31, 2014
Net sales	$117,443	$14,212	$69,094	$200,749
Cost of sales	106,719	11,457	63,150	181,326

Gross margin	$10,724	$2,755	$5,944	$19,423

Three months ended October 31, 2013
Net sales	$125,180	$12,938	$52,555	$190,673
Cost of sales	114,093	11,623	47,571	173,287

Gross margin	$11,087	$1,315	$4,984	$17,386

Net sales to third parties by segment exclude inter-segment sales and cost of sales. For the three months ended October 31, 2014, and 2013, inter-segment sales and cost of sales for Fresh products totaling $9.9 million, and $5.8 million were eliminated. For the three months ended October 31, 2014, and 2013, inter-segment sales and cost of sales for Calavo Foods totaling $4.9 million, and $3.8 million, were eliminated.

	Fresh products	Calavo Foods	RFG	Total
	(All amounts are presented in thousands)
Year ended October 31, 2014
Net sales	$470,949	$59,279	$252,282	$782,510
Cost of sales	434,820	46,269	228,386	709,475

Gross margin	$36,129	$13,010	$23,896	$73,035

Year ended October 31, 2013
Net sales	$448,369	$51,614	$191,468	$691,451
Cost of sales	417,176	38,226	175,925	631,327

Gross margin	$31,193	$13,388	$15,543	$60,124

For fiscal years 2014, and 2013, inter-segment sales and cost of sales for Fresh products totaling $33.7 million and $29.9 million were eliminated. For fiscal years 2014, and 2013, inter-segment sales and cost of sales for Calavo Foods totaling $16.4 million, and $14.3 million were eliminated.

Non-GAAP Financial Information (preliminary)

	Year Ended October 31, (As reported)		Year Ended October 31, (As adjusted)
	2013	2012	2013	2012
(in thousands)
Reconciliation of Net Income (Loss) to EBITDA(1)
Net income (loss)	$16,745	$16,947	$(2,860)	$15,610
Provision for income taxes	7,866	11,055	(4,829)	10,200

Income (loss) before income taxes	24,611	28,002	(7,689)	25,810
Interest expense	1,098	1,152	1,098	1,152

Income (loss) from operations	25,709	29,154	(6,591)	26,962
Contingent Consideration	1,571	420	33,871	2,612
Depreciation and amortization	6,367	5,909	6,367	5,909

EBITDA(1)	$33,647	$35,483	$33,647	$35,483

(1)	We define EBITDA as earnings before interest, income taxes, depreciation, amortization and amounts charged to expense for acquisition contingent consideration, which we treat like amortization expense.